Exhibit 99.1

For more information, contact: Joe A. Ewing, Vice President, Investor Relations 712/277-7305 jewing@terraindustries.com
Terra Industries Sends Letter to Shareholders
SIOUX CITY, IOWA (November 16, 2009) – Terra Industries Inc. (NYSE: TRA) today announced that it is mailing a letter to shareholders.
The full text of the letter follows:
November 16, 2009
Dear Fellow Terra Shareholder:
With our 2009 Annual Meeting just days away, you have an important decision to make about the future of your Company. CF Industries Holdings, Inc. (NYSE: CF) has proposed three director nominees for election to Terra’s Board to advance CF’s inadequate merger proposal at the expense of all Terra shareholders. Do not let CF take control of Terra without paying full and fair value.
Now is the time to protect the value of your investment in Terra by supporting your Board’s highly-qualified and experienced independent directors – Martha O. Hesse, Dennis McGlone, and Chairman, Henry R. Slack, who possess the independence, industry knowledge, and experience to guide Terra, with a singular focus on what is in the best interests of all Terra shareholders. VOTE YOUR WHITE PROXY CARD TODAY.
THREE LEADING PROXY ADVISORY FIRMS RECOMMEND SHAREHOLDERS VOTE “FOR”
THE RE-ELECTION OF TERRA’S HIGHLY-QUALIFIED DIRECTORS
Three leading proxy advisory firms, Glass Lewis & Co., PROXY Governance, Inc. and Egan-Jones Proxy Services, have resoundingly endorsed Terra’s Board of Directors and have recommended that Terra shareholders vote FOR the re-election of Terra’s directors.
In its November 13, 2009 report, Glass Lewis stated*:
•	“[W]e are concerned that the election of the [CF] nominees would likely force through a sale of the Company to CF, without necessarily involving a full review of strategic alternatives. As such, we do not believe the election of the [CF] nominees is necessary or in the best interests of shareholders...”

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	November 16, 2009
In its November 11, 2009 report, PROXY Governance commented*:
•	“Because the board has made a compelling case that the terms offered by CF undervalue the company’s current business as well as its strategic prospects, and CF’s strategy for the combined company would diversify away some of the benefits of the strong competitive position Terra’s board and management have built over the years, we believe shareholders will be best served by voting the management proxy to re-elect the incumbent directors at this annual meeting.”

•	“The three candidates proposed by CF as alternatives to the incumbent nominees were selected by CF’s legal and financial advisors as much for their lack of connection to CF – whose board and CEO they have not even met – as for their general business experience; none have any particular background in the industry, nor have they been positioned in any shareholder communications as offering potential skill upgrades for the Terra board.”
Egan-Jones in its November 9, 2009 report stated*:
•	“Terra’s Board has been consistent in its assessment of the proposals and the lack of strategic or financial merit in a combination between Terra and CF.”

•	“Terra strives to uphold the highest standards of ethical conduct, to follow corporate governance best practices, to report accurately and transparently and to fully comply with the laws, rules and regulations that govern Terra’s business.”
These unanimous endorsements provide further, objective evidence that Terra’s Board and management team are doing what’s best for all Terra shareholders.
CF’S PROPOSAL CONTINUES TO SIGNIFICANTLY UNDERVALUE TERRA’S ROBUST NEAR-
TERM AND LONG-TERM PROSPECTS
As we have repeatedly stated, CF has had ten months to put a compelling offer on the table, yet its current proposal continues to be inadequate, opportunistic and not in the best interests of Terra shareholders. Terra is a preeminent “pure play” nitrogen company. Our product mix, diversified agricultural and industrial customer base and geographic advantages leave us well-positioned to benefit from the economic recovery and the expected upsurge in nitrogen demand. We believe that the continued execution of our strategy will deliver greater value than CF’s proposal, which fails to appropriately value our world class assets, strategic advantages and prospects.
PROTECT THE VALUE OF YOUR INVESTMENT BY VOTING YOUR WHITE PROXY CARD
TODAY

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	November 16, 2009
RE-ELECT TERRA’S COMMITTED DIRECTORS WHO ARE CONTINUING TO ACT IN THE
BEST INTERESTS OF ALL TERRA SHAREHOLDERS
Terra’s Board and management team have consistently delivered value to Terra shareholders, including returning more than $1 billion in the form of share buybacks and dividends over the past four years. Terra shareholders have a Board in place that has always been and continues to remain open to considering any bona fide opportunity that creates meaningful value for all Terra shareholders.
Your vote is IMPORTANT no matter how many shares you own. Please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card. A postage-paid envelope is provided for your convenience. We urge you to discard any blue proxy card you may receive from CF.
If you have any questions concerning CF’s proposal or need additional copies of Terra’s publicly-filed materials, please contact MacKenzie Partners, Inc. at (800) 322-2885 (Toll-Free) or at (212) 929-5500 (Collect).
We appreciate your continued support.

Sincerely,

/s/ Michael L. Bennett	/s/ Henry R. Slack
Michael L. Bennett	Henry R. Slack
President and Chief Executive Officer	Chairman of the Board

*	Permission to use quotes was neither sought nor obtained.
Important Information and Where to Find It
On October 13, 2009, Terra filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2009 Annual Meeting, and is mailing the definitive proxy statement to its shareholders. Investors and security holders are urged to read the definitive proxy statement relating to the 2009 Annual Meeting and any other relevant documents filed with the SEC (when available), because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents that Terra files with the SEC (when available) at the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com. In addition, the definitive proxy statement and other documents filed by Terra with the SEC (when available) may be obtained from Terra free of charge by directing a request to Terra Industries Inc., Attn: Investor Relations, Terra Industries Inc., 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102-6000.

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	November 16, 2009
Certain Information Concerning Participants
Terra, its directors, executive officers and certain employees specified in Annex A to Terra’s definitive proxy statement for the 2009 Annual Meeting, which was filed with the SEC on October 13, 2009, are participants in the solicitation of Terra’s security holders in connection with its 2009 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Terra’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009 and amended on April 28, 2009, and its definitive proxy statement for the 2009 Annual Meeting. To the extent holdings of Terra securities have changed since the amounts printed in the definitive proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com.
Forward-Looking Statements
Certain statements in this communication may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks, uncertainties and assumptions include, among others:
•	risks related to potential acquisition transactions,

•	changes in financial and capital markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	changes in product mix,

•	changes in the seasonality of demand patterns,

•	changes in weather conditions,

•	changes in environmental and other government regulation,

•	changes in agricultural regulations and

•	changes in the securities trading markets.

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	November 16, 2009
Additional information as to these factors can be found in Terra’s 2008 Annual Report/10-K and in Terra’s subsequent Quarterly Reports on Form 10-Q, in each case in the sections entitled “Business,” “Risk Factors,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in the Notes to the consolidated financial statements.
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Note:	Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com.
Additional Contacts:
Matthew Sherman/Jamie Moser
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
msherman@joelefrank.com/jmoser@joelefrank.com
Larry Dennedy/Laurie Connell
MacKenzie Partners, Inc.
(800) 322-2885
terraproxy@mackenziepartners.com

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA